Exhibit 99.1

Capri Holdings Enters into Definitive Agreement to Sell Versace to Prada S.p.A.

London — April 10, 2025 — Capri Holdings Limited (NYSE:CPRI), a global fashion luxury group, today announced that it has entered into a definitive agreement to sell Versace to Prada S.p.A. (HKSE:1913) for $1.375 billion in cash subject to certain adjustments. The transaction is expected to close in the second half of calendar 2025, subject to customary closing conditions including regulatory approvals.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “Versace is an iconic Italian fashion luxury house founded 46 years ago by Gianni Versace and further developed under the creative vision of Donatella Versace. Over the last six years, we have made tremendous progress in repositioning the brand to place greater emphasis on its luxury heritage and exceptional craftsmanship. Through elevated product, marketing and store enhancements, the brand is now well positioned for sustainable long-term growth. We are confident that Prada Group is the perfect company to further guide Versace into its next era of growth and success.”

Mr. Idol continued, “This transaction reflects our commitment to increase shareholder value, strengthen our balance sheet and power the future growth of Michael Kors and Jimmy Choo. We will continue to execute on the strategic initiatives shared at our recent Investor Day and remain confident in the long-term growth potential of Michael Kors and Jimmy Choo.”

Transaction Rationale

The sale of Versace is expected to deliver a number of benefits, including:

•	Strengthen Capri Holdings’ balance sheet

•	Enable Capri Holdings to make accelerated strategic investments in Michael Kors

•	Increase shareholder value

These transaction proceeds will be used to support Capri Holdings’ capital allocation priorities, including:

•	Business investments

•	Debt reduction

•	Future share repurchases

Advisors

Barclays is serving as Capri Holdings Limited’s financial advisor and Wachtell, Lipton, Rosen & Katz is its legal advisor.

About Capri Holdings Limited

Capri Holdings is a global fashion luxury group consisting of iconic brands Versace, Jimmy Choo and Michael Kors. Our commitment to glamorous style and craftsmanship is at the heart of each of our luxury brands. We have built our reputation on designing exceptional, innovative products that cover the full spectrum of fashion luxury categories. Our strength lies in the unique DNA and heritage of each of our brands, the diversity and passion of our people and our dedication to the clients and communities we serve. Capri Holdings Limited is publicly listed on the New York Stock Exchange under the ticker CPRI.

About Versace

Versace has long been recognized as one of the world’s leading international fashion design houses and is synonymous with Italian glamour and style. Founded in 1978 in Milan, Versace is known for its iconic and unmistakable style and unparalleled craftsmanship. With nearly five decades of iconic fashion moments and innovative design, the brand continues to lead in both fashion and culture. Over the past several decades, the House of Versace has grown globally from its roots in haute couture, expanding into the design, manufacturing, distribution and retailing of ready-to-wear, accessories, footwear, eyewear, watches, jewelry, fragrance and home furnishings. Versace distributes its products through a worldwide distribution network, which includes boutiques in some of the world’s most fashionable cities, its e-commerce sites, as well as through the most prestigious department and specialty stores worldwide.

Forward Looking Statements

This press release contains statements which are, or may be deemed to be, “forward-looking statements.” Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Capri about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included herein, may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “plans”, “believes”, “expects”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “might” or similar words or phrases, are forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions, which could cause actual results to differ materially from those projected or implied in any forward-looking statements, including regarding the proposed transaction. These risks, uncertainties and other factors include changes in fashion, consumer traffic and retail trends, macroeconomic pressures and general uncertainty regarding the overall future economic environment, the imposition of additional duties, tariffs or trade restrictions on the importation of our products, the timing, receipt and terms and conditions of any required governmental, regulatory and third party consents and approvals for the proposed transaction that could delay, result in the termination of or result in changes to the terms of the proposed transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the purchase agreement with Prada S.p.A. (the “Purchase Agreement”), the risk that the parties to the Purchase Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Capri’s ordinary shares, the risk of any unexpected costs or expenses resulting from the proposed transaction, the risk of any litigation relating to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Versace business to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, shareholders and other business relationships and on its operating results and business generally, as well as those risks that are outlined in Capri’s disclosure filings and materials, which you can find on http://www.capriholdings.com, such as its Form 10-K, Form 10-Q and Form 8-K reports that have been filed with the U.S. Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. Any forward-looking statement in this press release speaks only as of the date made and Capri disclaims any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

CONTACTS:

Investor Relations:

Jennifer Davis

+1 (201) 514-8234

Jennifer.Davis@CapriHoldings.com

Media:

Press@CapriHoldings.com